EXHIBIT 21.1

                           AMERICAN VANTAGE COMPANIES

                                  SUBSIDIARIES

 o    American Care Group, Inc.

 o    American Casino Enterprises, Inc.

 o    Vantage Bay Group, Inc.

 o    YaYa Media, Inc.